UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-U

CURRENT REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

June 11, 2020

(Date of Report (Date of earliest event reported))

SCOPUS BIOPHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

82-1248020

(I.R.S. Employer Identification Number)

420 Lexington Avenue, Suite 300

New York, New York 10170

(Full mailing address of principal executive offices)

(212) 479-2513

(Registrant’s telephone number, including area code)

None

(Title of each class of securities issued pursuant to Regulation A)

Item 9.	Other Events

Press Release

On June 11, 2020, Scopus BioPharma Inc. issued a press release, attached as Exhibit 15.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCOPUS BIOPHARMA INC.

By:	/s/ Joshua R. Lamstein
Joshua R. Lamstein
Co-Chairman

Date: June 11, 2020

Exhibit Index

Exhibit No.	Description
15	Press Release, Dated June 11, 2020